INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of ICOA, Inc. and Subsidiary (A Development Stage Company) on Amendment No. 1 to Form SB-2 of our report dated November 28, 2000 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring losses from operations which raise substantial doubt about its ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Financial Data" and "Experts" in such Prospectus.

/s/ Feldman Sherb & Co., PC

Feldman Sherb & Co., PC
New York, New York
January 22, 2001